David B. Snow, Jr.	Medco Health Solutions, Inc.
Chairman, President & CEO	100 Parsons Pond Drive Franklin Lakes, NJ 07417

To All Accredo Employees:

This is an exciting day for both of our companies and I thank David Stevens for the opportunity to share some thoughts with his Accredo colleagues.

For years, our companies have been innovators and leaders. As Medco has shaped and defined the pharmacy benefit management space, Accredo has done the same with specialty pharmacy, growing rapidly into the mainstream, raising standards and driving innovation across the pharmacy industry.

Since we began working together a year ago, it became increasingly clear that our businesses and our cultures – built on providing world-class service and industry leading clinical excellence, with a passion for our clients and patients – were both aligned and complementary.

And that’s what makes the agreement that we are announcing today a natural evolution of this relationship. From the pills and capsules of traditional pharmacy to the injectables and biotech medicines of specialty pharmacy, this enhances our combined end-to-end leadership in the management of the full pharmacy spectrum for our clients and their members.

Accredo is a great company, with skilled and talented employees, enlightened leadership and trusting relationships with payors, physicians and pharmacists. I hope you share my enthusiasm over today’s announcement and I look forward to working with all of you.

Regards,

Dave Snow

Safe Harbor Statement

This document contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding benefits of the proposed transaction, expected synergies, anticipated future financial and operating performance and results. These statements are based on the current expectations of management of both companies. There are a number of risks and uncertainties that could cause actual results to differ materially.

For example, the companies may be unable to obtain stockholder or regulatory approvals required for the transaction; problems may arise in successfully integrating the businesses of the two companies; the transaction may involve unexpected costs; the combined company may be unable to achieve cost-cutting synergies; the businesses may suffer as a result of uncertainty surrounding the transaction; and the industry may be subject to future regulatory or legislative actions. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements of the two companies. This document includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have posted our press release, including certain supplemental information, on the Investor Relation’s section of www.medco.com.

Additional Information and Where to Find It

In connection with the proposed transaction, Medco intends to file a registration statement, including a proxy statement of Accredo Health, Incorporated and other materials with the Securities and Exchange Commission (SEC). Investors are urged to read the registration statement and other materials when they are available because they contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, when they become available, as well as other filings containing information about Medco and Accredo, at the SEC’s Internet site (http://www.sec.gov). These documents also may be accessed and downloaded for free from Medco’s Investor Relations Web site, www.medco.com, or obtained for free by directing a request to Medco Health Solutions, Inc. Investor Relations Department, 100 Parson Pond Drive, F1-6, Franklin Lakes, NJ, 07417. Copies of Accredo’s filings may be accessed and downloaded for free at Accredo’s Investor Relations Web site, www.accredohealth.net, or obtained for free by directing a request to Accredo Health, Incorporated Investor Relations, 1640 Century Center Parkway, Memphis, TN, 38134.

Medco, Accredo and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Accredo stockholders in respect of the proposed transaction. Information regarding Medco’s directors and executive officers is available in Medco’s proxy statement for its 2004 annual meeting of stockholders, dated March 19, 2004, and information regarding Accredo’s directors and executive officers is available in Accredo’s proxy statement, dated Oct. 19, 2004, for its 2004 annual meeting of stockholders. Additional information regarding the interests of such potential participants will be included in the registration and proxy statement and the other relevant documents filed with the SEC when they become available.